UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
September 14, 2006

Date of Report (Date of earliest event reported)
EMDEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

(Address of principal executive offices, including zip code)
(201) 703-3400

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     All statements contained in this Current Report on Form 8-K, other than statements of historical fact, are forward-looking statements, including those regarding the tax consequences from the disposition transaction referred to below and ongoing relationships between the Registrant and the business that was sold. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: relationships with customers or strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, and information technology industries. Further information about these matters can be found in our other Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.

Item 2.01.    Completion of Acquisition or Disposition of Assets
     As previously announced, Emdeon Corporation entered into a Stock Purchase Agreement, dated as of August 8, 2006 (which we refer to as the Purchase Agreement), with Sage Software, Inc. (which we sometimes refer to as the Purchaser), an indirect wholly-owned subsidiary of The Sage Group plc, pursuant to which the Purchaser agreed to purchase all of the outstanding capital stock of Emdeon Practice Services, Inc., which, collectively with its subsidiaries, comprised the Emdeon Practice Services segment (we refer below to Emdeon Practice Services, Inc. and its subsidiaries, collectively, as Practice Services). That transaction was completed on September 14, 2006. The purchase price was $565 million in cash and will be subject to customary adjustments based on net working capital as of the closing.
     The Board of Directors of Emdeon has not made any determination regarding the use of the proceeds of the sale of Practice Services and, in accordance with Emdeon’s investment policy, the proceeds have been invested in money market accounts.
     The Purchase Agreement contains representations and warranties, covenants, indemnification provisions and closing conditions that are customary for transactions of this type. At the closing of the transaction on September 14, 2006, $35 million of the purchase price was placed into escrow as security for Emdeon’s indemnification obligations under the transaction agreements, with one-third of that amount scheduled to be released 12 months after the closing and the remaining two-thirds scheduled to be released 18 months after the closing, in each case subject to any paid or pending claims.
     As previously disclosed, Emdeon and Sage Software will make an IRC Section 338(h)(10) election and will treat this transaction as a sale of assets for tax purposes. Emdeon expects to recognize a taxable gain on the sale of Practice Services and to utilize a portion of its federal net operating loss (“NOL”) carryforwards to offset the gain on this transaction. Under the existing Tax Sharing Agreement between Emdeon and WebMD Health Corp. (which we refer to as WHC), an 85.8% owned subsidiary of Emdeon, Emdeon has agreed to reimburse WHC for any of its NOL carryforwards utilized by Emdeon in this transaction at the current federal statutory tax rate of 35%. Emdeon currently estimates that the amount of WHC’s NOL carryforwards to be utilized in this transaction will be approximately $240 million to $260 million, resulting in a cash reimbursement to WHC of $84 million to $91 million. Emdeon’s estimates of the amount of WHC’s NOL carryforwards to be utilized and of the related reimbursement is based on various assumptions and will not be finalized until the filing of Emdeon’s 2006 consolidated tax return.
     The Purchase Agreement is filed as Exhibit 2.1 to this Current Report and is incorporated herein by reference. This summary of the provisions of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement.
     The terms of the Purchase Agreement were determined on the basis of arms-length negotiations. Prior to the execution of the Purchase Agreement, there was no material relationship between the Purchaser and Emdeon, any affiliate of the Registrant, or any director or officer of Emdeon, and, to the knowledge of Emdeon, there was no material relationship between the Purchaser and any associate of any director or officer of Emdeon.
Item 9.01.    Financial Statements and Exhibits
     (b)       Pro Forma Financial Information.
     The unaudited pro forma condensed consolidated financial statements of Emdeon Corporation, as of and for the six months ended June 30, 2006 and for the years ended December 31, 2005, 2004 and 2003 are filed as Exhibit 99.1 to this Current Report and incorporated by reference herein.
     (d)       Exhibits.
     The following exhibits are filed herewith:
2.1	Stock Purchase Agreement, dated as of August 8, 2006, between the Registrant and Sage Software, Inc. (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 11, 2006)*

99.1	Unaudited pro forma condensed consolidated financial statements of Emdeon Corporation, as of and for the six months ended June 30, 2006 and for the years ended December 31, 2005, 2004 and 2003

*	The exhibits and schedules to the Stock Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EMDEON CORPORATION
Dated: September 20, 2006	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Stock Purchase Agreement, dated as of August 8, 2006, between the Registrant and Sage Software, Inc. (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 11, 2006)

99.1	Unaudited pro forma condensed consolidated financial statements of Emdeon Corporation, as of and for the six months ended June 30, 2006 and for the years ended December 31, 2005, 2004 and 2003